UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  November 10, 2011

(Date of earliest event reported)

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  001-31390

Delaware (State or other jurisdiction of incorporation)	06-1195422 (IRS Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441

(Address of principal executive offices, including zip code)

(763) 551-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05              Costs Associated with Exit or Disposal Activities.

On November 10, 2011, the Board of Directors (the “Board”) of Christopher & Banks Corporation (the “Company”) approved a plan to close approximately 100 stores (the “Designated Stores”).  This decision was made following the Board’s review of the results of an in-depth analysis and evaluation of the Company’s overall store portfolio conducted by the Company with the assistance of an independent real estate consulting firm.

The Company has targeted closing a significant majority of the Designated Stores by January 28, 2012, with closure of the remaining stores expected shortly thereafter.  The Company expects the closures to occur as a result of lease expirations, exercising early termination rights and other negotiations.  At approximately one-third of the shopping centers in which the Designated Stores are located, the Company operates a sister store location which it intends to convert into a dual store, with missy, petite and plus sizes in one store.

The store closures are expected to result in the elimination of approximately 150 full-time and 660 part-time positions in the Company’s field organization, representing approximately 14% of its field organization employees.  Approximately 40% of these individuals will be offered severance per the Company’s severance guidelines.

As a result of the decision to close the Designated Stores, the Company estimates that it will recognize pre-tax charges of approximately $12 million to $16 million in the aggregate, consisting of:

•      Non-cash charges of approximately $7 million to $9 million consisting of long-lived asset impairment charges which are expected to be recognized primarily during the third quarter of fiscal 2012.

•      Cash charges are expected to be recognized during the third and fourth quarters of fiscal 2012 and the first quarter of the Company’s next fiscal year in the range of $5 million to $7 million, consisting of approximately:

•      $4 million to $6 million in real estate operating lease termination and lease restructuring related costs; and

•      $1 million in retention and severance expenses, which are anticipated to be recorded in the third and fourth quarters of fiscal 2012.

The above estimated costs and charges are preliminary, are subject to uncertainty and may vary materially based on various factors as described below.  As a result, the Company’s estimated charges, cash outlays and expenses related to the above may differ from the actual charges, cash outlays or expenses, and any of these factors may result in the Company not realizing the anticipated benefits from the closure of the Designated Stores.

This report (including Item 8.01 below) contains forward-looking statements, including those regarding (1) the Company’s anticipated timing of the closure of the stores; (2) the number of Company employees likely to be impacted by the decision to close stores; (3) the number of store closings to be accompanied by converting a sister store location to a dual store format; and (4) estimates of the pre-tax, cash and non-cash charges and expenses expected to be incurred in the third and fourth quarters of fiscal 2012 and the first quarter of the Company’s next fiscal year.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (1) the Company’s ability to negotiate lease buyouts or terminations on acceptable financial and business terms; (2) the timing of any negotiated lease terminations or buyouts; (3) changes in management’s assumptions or projections; (4) unanticipated costs or delays associated with the closure of these stores; and (5) other risks and uncertainties described in the Company’s documents filed with the SEC, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Item 8.01              Other Events.

On November 11, 2011, the Company issued a press release announcing the store closings which are discussed above in Item 2.05 and an additional non-cash impairment charge of approximately $2.0 million related to its non-Designated Stores.  The Company stated in its press release that it expects the financial impact associated with these events to range from $0.39 to $0.49 per diluted share in the aggregate for the third and fourth quarters of fiscal 2012 and the first quarter of the Company’s next fiscal year based on an effective tax rate in the low single digits.  This expected impact reflects anticipated pre-tax charges in the aggregate of $14 million to $18 million.  The Company also announced that it expects to record a charge of approximately $0.01 per diluted share associated with a workforce reduction implemented on October 28, 2011.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

99.1        Press release, dated November 11, 2011, of Christopher & Banks Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Michael J. Lyftogt
Michael J. Lyftogt
Senior Vice President, Chief Financial Officer

Date:  November 16, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated November 11, 2011, of Christopher & Banks Corporation.